UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 7, 2018 (December 5, 2018)

CUMBERLAND PHARMACEUTICALS INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	001-33637	62-1765329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 West End Avenue, Suite 950, Nashville, Tennessee 37203
(Address of principal executive offices) (Zip Code)

(615) 255-0068
Registrant's telephone number, including area code:

Not Applicable
____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 5, 2018, Cumberland Pharmaceuticals Inc. (“Cumberland”) closed its previously announced agreement with GastroEntero-Logic, LLC (“GEL”) to acquire the assets associated with Omeclamox®-Pak (the "Product"), including the Product’s FDA-approved New Drug Application, the domestic and international trademarks and other assets. The closing of this transaction suspends Cumberland’s payments of royalties and manufacturing fees to GEL, and Cumberland assumes responsibility for the maintenance of the Product’s FDA approval and for the oversight of the Product’s manufacturing and packaging. In exchange for the Product’s assets, Cumberland paid GEL approximately $2.3 million.

Omeclamox-Pak, is for the treatment of Helicobacter pylori (H. pylori) infection and related duodenal ulcer disease. This innovative product combines three well-known and widely prescribed medications: omeprazole, clarithromycin, and amoxicillin. Omeclamox-Pak was the first FDA-approved triple therapy combination medication to contain omeprazole as the proton pump inhibitor, which works to decrease the amount of acid the stomach produces. Clarithromycin and amoxicillin are both antibiotic agents which hinder the growth of the H. pylori bacteria. Interaction of these agents allows the stomach lining to heal effectively. The medications are packaged together on convenient daily dosing cards, making it simple to follow the twice a day dosing before meals. In addition, compared to its competitors, Omeclamox-Pak involves the lowest pill burden and fewest days of therapy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumberland Pharmaceuticals Inc.

Dated: December 7, 2018	By: /s/ Michael Bonner

Name: Michael Bonner
Title: Chief Financial Officer